                                                                      EXHIBIT 11


                             WHITTAKER CORPORATION

                       CALCULATION OF EARNINGS PER SHARE

                                                               Year Ended October 31,
                                                     -----------------------------------------
                                                       1996            1995             1994
                                                     --------        --------         --------
PRIMARY EARNINGS PER SHARE

EARNINGS ($ IN 000)

Income (Loss)...................................     ($17,127)        $7,865         $10,061

Deduct:
        Dividends on $5.00 Cumulative
                Convertible Preferred Stock.....            -             (4)            (12)
                                                     --------        -------         -------

Net income (loss) used in primary earnings
        per share calculations..................     ($17,127)        $7,861         $10,049
                                                     ========        =======         =======

AVERAGE COMMON AND COMMON EQUIVALENT SHARES (IN 000)

Weighted average number of common
        shares outstanding......................       10,065          8,531           8,481

Common equivalent shares:
        Series D Participating Convertible
                Preferred Stock.................            -            292             292

        Stock options included under
                treasury stock method...........            -            802             729
                                                     --------        -------         -------

Total...........................................       10,065          9,625           9,502
                                                     ========        =======         =======


Primary Earnings (Loss) Per Share...............       ($1.70)         $0.82           $1.06
                                                     ========         ======         =======

                             WHITTAKER CORPORATION

                                                                    Year Ended October 31,
                                                          ----------------------------------------
                                                            1996            1995            1994
                                                          --------        --------        --------
FULLY DILUTED EARNINGS PER SHARE

EARNINGS ($ IN 000)

Net income used in primary earnings
        per share calculations..................          ($17,127)        $7,861         $10,049

Adjustments:                                                     -              -               -

Net income (loss) used in fully diluted
        earnings per share calculations.........          ($17,127)        $7,861         $10,049
                                                          ========         ======         =======

AVERAGE SHARES USED TO CALCULATE FULLY DILUTED
        EARNINGS PRE SHARE (IN 000)

Average common and common equivalent
        shares, above...........................            10,065          9,625           9,502

Add:
        Additional stock options included under
                treasury stock method...........                 -              -              88
                                                          --------         ------         -------
Total...........................................            10,065          9,625           9,590
                                                          ========         ======         =======


Fully Diluted Earnings (Loss) Per Share.........            ($1.70)         $0.82           $1.05
                                                          ========         ======         =======


                            WHITTAKER CORPORATION

NOTES

Earnings per share nave been computed based on the weighted average number of common and common equivalent shares outstanding during the periods, after deducting from net income for 1995 and 1994 the the dividend requirements on the then outstanding $5.00 Cumulative Convertible Preferred Stock. Common stock equivalents include Series D Participating Preferred Stock and dilutive employee stock options calculated using the treasury stock method. For 1994 fully diluted earnings per share include the additional potential dilutive effect of employee stock options.

Common equivalent shares have been excluded from the 1996 calculations and additional shares assuming conversion of subordinated convertible debt have been excluded from the 1996 and 1995 calculations as inclusion of such shares would have been antidilutive.